Filed Pursuant to Rule 433
Registration No. 333-214512

December 9, 2016

Nasdaq: RNVA, RNVAZ Diagnostics and Supportive Software Solutions to Healthcare Providers

This presentation includes forward - looking statements about Rennova Health’s anticipated results that involve risks and uncertainties . Some of the information contained in this presentation, including statements as to industry trends and plans, objectives, expectations and strategy for the business, contains forward - looking statements that are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward - looking statements . Any statements that are not statements of historical fact are forward - looking statements . When used, the words "believe," "plan," "intend," "anticipate," "target," "estimate," "expect" and the like, and/or future tense or conditional constructions ("will," "may," "could," "should," etc . ), or similar expressions, identify certain of these forward - looking statements . Important factors which could cause actual results to differ materially from those in the forward - looking statements are detailed in filings made by Rennova Health with the Securities and Exchange Commission . Rennova Health undertakes no obligation to update or revise any such forward - looking statements to reflect subsequent events or circumstances, except to the extent required by applicable law or regulation . Note : This presentation includes certain “Non - GAAP” financial measures as defined by SEC rules . As required by the SEC, we have provided a reconciliation of those measures to the most directly comparable GAAP measures on the Regulation G slide included as slide 15 of this presentation . Non - GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results . Forward Looking Statements and Non - GAAP Information 2

This presentation highlights basic information about us and the proposed public offering . Because this presentation is a summary, it does not contain all of the information you should consider before investing in our securities . We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering . The registration statement has not yet become effective . Before you invest, you should carefully read the preliminary prospectus, the registration statement, and any other documents incorporated by reference therein for more complete information about us and this proposed public offering . You may obtain these documents free of charge by searching the SEC online database (EDGAR) on the SEC web site at http : //www . sec . gov . Alternatively, a copy of the preliminary prospectus related to the offering may be obtained, when available, by contacting Aegis Capital Corp, Prospectus Department, 810 Seventh Avenue, 18 th Floor, New York, NY 10019 , telephone : 212 - 813 - 1010 , e - mail : prospectus@aegiscap . com 3 Free Writing Prospectus Statement

Issuer: Rennova Health, Inc. Exchange & Ticker: NASDAQ: RNVA Expected Offering Size: Approximately $17,000,000 consisting of Convertible Preferred Stock (plus a 15% over - allotment option) Use of Proceeds: Redemption of outstanding convertible preferred stock; Working capital and g eneral corporate purposes; Repayment of certain third party and related party indebtedness; Continued development of new diagnostics processes and methodologies; Continued development, roll out and implementation of Electronic Health Record (“EHR”) and Revenue Cycle Management (RCM – Medical Billing) services; Possible acquisitions or expansions Sole Book - Runner: Aegis Capital Corp 4 Offering Summary

We are Rennova Health 5 Healthcare is Being Transformed

• Five - year history of operations in clinical laboratory space and three years in software development for the medical sector • Capital investment in our Clinical Labs of approximately $ 8 M • Own Labs in Florida, New Mexico, New Jersey, California and Connecticut • Adequate capacity to facilitate growth without additional investment • Investment in our Software assets of approximately $ 10 M • Own proprietary Lab ordering and reporting software, Lab Information Systems (LIS) software, Electronic Health Records (EHR) software and Interpretation software for cancer and pharmacogenomics diagnostics and we have a Clinical trial and Drug matching software for the cancer sector at an advanced stage of development • We license a number of software's to facilitate our medical billing services division • We operate in a very sizable and well established market place and offer products and services for which there is an increasing demand • We have a focused strategy for growth expanding from a historical concentration on servicing the substance abuse sector in Florida to a national and diverse marketplace to include the substance abuse and pain management sectors . • We have ; • A capable, experienced management team • Value added software products launched to create a sustainable relationship with contracted, recurring revenue • EHR & Practice Management product for Substance Abuse sector launched last quarter of 2015 • Medical Billing services launched in 3 rd quarter 2016 • We have significant opportunity for growth of diagnostics revenues in 2017 and beyond leveraging our capability, our compliance record, expanded national footprint, our expanding menu of diagnostics and a rapidly increasing number of in - network contracts with a number of payers and secondary networks nationwide • Our sales activity and success is currently securing record numbers of new customers in our diagnostics, software and medical billing services divisions 6 Key Investment Highlights

• The diagnostics sector has changed dramatically in the last few years • Paper records and faxes meant different vendors to a medical provider could function side by side without communication • Electronic platforms and integration have created a need for providers of solutions to communicate efficiently, accurately, automatically and fast • Medical providers need more than just diagnostics; they need an increasing number of integrated and interoperable solutions to enable their business to function • Compliance needs have increased with an ever more demanding regulatory and payer environment • The need to have contracts with insurance companies and other payers to ensure receipt of payment for services is increasing Rennova has positioned itself to maintain a sustainable long term relationship with medical providers by providing a number of essential products and services, creating efficiencies for the provider and benefiting from additional contracted and recurring revenue for the provision of these services and products 7 Rennova Offers a Single Source Solution for Medical Providers

Clinical Lab S ervices Revenue Cycle Management Software S olutions Single Source Solution 5 Clinical Laboratories Integrated Medical Billing Company Proprietary Lab ordering and reporting Laboratory Information System (LIS) EHR / Practice Management Solution Interpretation and Decision Support 8 Rennova Offers a Single Source Solution for Medical Providers

Clinical Laboratory Operations Segment • We agreed to purchase Genomics, Inc. a biomedical diagnostics company that delivers personalized medicine by offering DNA - guided management and prescription of drugs used to treat mental illness, pain, heart disease and diabetes through a patented combination of genes and proprietary platform that integrates genotypic and phenotypic measures to correlate gene variability with physiological variability • On October 26, 2016, the Company entered into an agreement to purchase certain assets related to a rural critical access hospital, the owners of which have filed a petition under Chapter 11 of the United States Bankruptcy Code. Subject to final closing conditions the Company expects closing of this acquisition to occur in early 2017 and believes the hospital and laboratory will be back in full operation in the 3 rd quarter of 2017. • We are experiencing the benefits of our stance on compliance in light of the disruption in the toxicology sector (a major focus of our Clinical Laboratory Operations segment) over the past 18 months. We currently have 139 clients in our active customer base, 17 added in November alone. • We now possess Medicaid Licenses in 28 States • We entered into fourteen new payer in - network contracts in 2016, bringing our total payer contracts at this time to twenty 9 Recent Developments

Supportive Software Solutions Segment • Our integrated software solution creates a much more sustainable relationship with our customers • EHR product launched in substance abuse sector last quarter 2015 • We believe we are on target to have secured approximately 100 EHR clients by year end 2016 Revenue Cycle Management • We fully launched a specialized division to provide medical billing services to substance abuse facilities in 3 rd quarter 2016 and believe we will have approximately 20 contracted facilities as customers before year end 2016 • We believe our EHR and software integration capabilities give us an advantage in this sector Corporate and Company - Wide • Successfully completed the integration of three Florida based Labs into one • Executed reductions in operating expenses during the second and third quarter of 2016 • Have started to recover customers and volume of testing after what has been a difficult year to compete with fraudulent practices in our core business sector • Expect higher revenue and reimbursement in 2017 for many of our core diagnostics based on recently announced increases by CMS 10 Recent Developments

Drug and Alcohol Rehabilitation • Total Market Size – estimated at $35 Billion* • Large and growing number of facilities in a fragmented market • Between 14,500 to 16,700 outpatient clinics* Market growth from high demand: • Over 23 million Americans are addicted to alcohol and other drugs** • The number of Americans in addiction treatment ranges from 2.5 million to 4.1 million*** • 3 to 5 million people who have a diagnostic addiction disorder warranting treatment will gain coverage through healthcare reform**** • Six states currently require some form of urine toxicology testing for the treatment of substance abuse or opioid therapy, and at least nine other states recommend such testing in their medical treatment guidelines Pain Management Sector • Total Market Size – estimated at $2 - $4 Billion***** • Large and growing number of clinics in a fragmented market • Private clinics in the U.S. estimated between 1,500 and 2,500******** • More than 6,800 doctors specialize in pain management and more than 600,000 doctors are licensed to prescribe pain medication********** Market growth from high demand: • Chronic pain affects an estimated 100 million Americans, or one - third of the U.S. population****** • Approximately 25 million people experience moderate to severe chronic pain with significant pain - related activity limitations and diminished quality of life***** • Between 5 to 8 million people use opioids for long - term pain management********* • In 2012, U.S. providers wrote 259 million prescriptions for opioid painkillers******* Market Drivers Lab Services Drivers • Secular growth • Compliance Value - added services • Efficiency • Cost • Revenue cycle management Sources: *IBIS World, **The National Council on Alcoholism and Drug Dependency , ***SAMHSA, **** National Association of Alcoholism and Drug Abuse Counselors ***** The U.S. Addiction Rehab Market, Bharat Publication, ******NIH, *******CDC and Pain Physician Publication . 11 Our Target Markets ******** U.S. Department of Justice and Federal Trade Commission, “Horizontal Merger Guidelines, August 2012, ********* National Institutes of Health “Pathways to Prevention Workshop: The Role of Opioids in the Treatment of Chronic Pain”, September 2014, ********** Champion Pain Care Corp 10 - K filing and t he U.S. Addiction Rehab Market, Bharat Publication

12 Rennova Health Licensing Map

Our Payers

- **Initiated Medicaid Licensing & Third Party Payer Initiative in December 2015**
  - Applied for Medicaid Licenses in 34 States
  - As of December 7, 2016, we possess Medicaid Licenses in 28 States

- **Current Third Party Insurance Payer Contracts**
  - Blue Shield of California
  - Coventry (National Contract)
  - Corvel
  - Multiplan
  - PrimeHealth
  - FedMed
  - HealthSmart
  - America's Choice Provider Network
  - Tricare – South (Humana Military)
  - Health Net Services (Tricare North)
  - Three Rivers Provider Network
  - Fortified Provider Network
  - Galaxy Health Network
  - Passport Health Network (MCO Kentucky)
  - Wellcare (MCO Kentucky)
  - Stratose
  - Tricare – West (UHC)
  - Community Care Plan (MCO Florida)
  - Coventry Healthcare of Virginia (MCO Virginia)
  - McLaren Health Plan (MCO Michigan)

Solutions Driven by Innovation
13

14 History in Numbers 41,889 59,429 37,877 28,921 6,904 14,775 19,749 1,386 (315) (19,517) (30,000) (20,000) (10,000) 0 10,000 20,000 30,000 40,000 50,000 60,000 70,000 2013 2014 2015 9 Months 2015 9 Months 2016 Adjusted Revenues Adjusted EBITDA ($000’s)

15 Select Income Statement Items (in thousands) 2013 2014 2015 9 Months 2015 9 Months 2016 GAAP Net Revenue 41,889$ 57,928$ 18,393$ 28,921$ 5,223$ Reserve for Aged Accounts Receivable - 1,501 19,494 - 1,681 Adjusted Revenues 41,889$ 59,429$ 37,887$ 28,921$ 6,904$ GAAP Pretax Income (Loss) 13,829$ 15,382$ (44,991)$ (7,079)$ (22,115)$ Depreciation and Amortization 408 1,500 2,750 1,979 2,131 Interest Expense 475 514 2,690 1,595 4,707 Impairment of Goodwill and Intangibles - - 20,143 - - Loss (Gain) on Change in Derivative Values (2,328) (190) (6,814) Stock Compensation Expense 63 852 3,628 3,380 893 Reserve for Aged Accounts Receivable - 1,501 19,494 - 1,681 Adjusted EBITDA 14,775$ 19,749$ 1,386$ (315)$ (19,517)$

Strategy 16

Create a sustainable relationship with our customers to grow recurring revenue and provide value to our shareholders How? Build from a toxicology - focused company to: 1. A significant and diverse diagnostics business 2. Offering supportive software solutions that add value by generating sustainable customer relationships and revenue 3. Exploring and developing new opportunities to improve provider and patient experiences and outcomes, including for diabetes and cancer diagnostics. Remain proactive to the needs of patients and medical providers. 17 The Long Term Strategy

• Strengthen Core Diagnostic Business o Plan to o pen our 1 st hospital and include detox facility and clinical lab capabilities o Continue to capitalize on the disruption in toxicology sector o Increase Clinical testing o Grow Pharmacogenomics testing with Genomas o Launch DTC (Direct to Consumer) testing • Accelerate Growth and/or Launch: o Software product sales o Medical Billing services as an integrated service o Interpretation and decision support in cancer diagnostics directly to doctors and public o Investigate opportunities for cancer diagnostics leveraging Genomas capabilities 18 2017 Goals

Seamus Lagan CEO • 20 years experience in the restructuring, development and management of startup and small companies Marc Gelberg, CPA Director of Finance • 20 years experience with public companies encompassing all aspects of financial management and SEC reporting and compliance Victoria Nemerson, Esq. General Counsel • 25 years experience as a compliance and healthcare attorney Steven Burdelski Chief Compliance Officer • 25 years with the FBI with responsibility for corporate and legal compliance to improve performance Jack Seeley CEO, Marketing & Sales, Diagnostics sector • 14 years experience in toxicology and Former VP for Solstas Lab Partners (now Quest Diagnostics) Al Lechner EVP of Sales, Software Solutions • 30 years with GE Healthcare • Responsible for healthcare technology & software sales Sebastien Sainsbury Investor & Public Relations • Banking and wealth management and 10 years on the Board of AIG International Karen Taylor Director, Human Resources • Executive Human Resources professional with heathcare experience and diverse public company experience 19 Rennova Management

Seamus Lagan CEO & Interim CFO • 20 years experience in the restructuring, development and management of startup and small companies • Founder, investor and shareholder Christopher Diamantis Director • Chairman and CEO of Integrated Financial Settlements, Inc., a structured settlement consulting firm. Michael Goldberg Director • 16 years as CEO of an AMEX - listed healthcare company that acquired 23 labs and 2 hospitals under his tenure Dr. Paul Billings Director • A nationally recognized expert on genomic and precision medicine. Has served as Chief Medical Officer or Director of some of the nation‘s largest health care companies Benjamin Frank Director • Retired lawyer and businessman who served as Chairman of the Board of the Healthcare District of Palm Beach County Robert Lee Director • 16 years as a Managing Director of Morgan Stanley Dean Witter • Managing Director of the M&A group at Morgan Stanley, where he worked closely with financial sponsors. • Chairman of numerous audit committees 20 Board of Directors

21 Shares Outstanding Shares Issuable Common Stock 56,384,594 56,384,594 Series G Preferred Stock 9,338 20,751,556 Convertible Debt 1,760,000 Warrants (weighted average exercise price of $0.44 per share) 35,368,284 Stock Options (weighted average exercise price of $4.25 per share) 22,199,174 136,463,608 Current

• Five - year history of operations in clinical laboratory space and three years in software development for the medical sector • Capital investment in our Clinical Labs of approximately $ 8 M • Own Labs in Florida, New Mexico, New Jersey, California and Connecticut • Adequate capacity to facilitate growth without additional investment • Investment in our Software assets of approximately $ 10 M • Own proprietary Lab ordering and reporting software, Lab Information Systems (LIS) software, Electronic Health Records (EHR) software and Interpretation software for cancer and pharmacogenomics diagnostics and we have a Clinical trial and Drug matching software for the cancer sector at an advanced stage of development • We license a number of software's to facilitate our medical billing services division • We operate in a very sizable and well established market place and offer products and services for which there is an increasing demand • We have a focused strategy for growth expanding from a historical concentration on servicing the substance abuse sector in Florida to a national and diverse marketplace to include the substance abuse and pain management sectors . • We have ; • A capable, experienced management team • Value added software products launched to create a sustainable relationship with contracted, recurring revenue • EHR & Practice Management product for Substance Abuse sector launched last quarter of 2015 • Medical Billing services launched in 3 rd quarter 2016 • We have significant opportunity for growth of diagnostics revenues in 2017 and beyond leveraging our capability, our compliance record, expanded national footprint, our expanding menu of diagnostics and a rapidly increasing number of in - network contracts with a number of payers and secondary networks nationwide • Our sales activity and success is currently securing record numbers of new customers in our diagnostics, software and medical billing services divisions 22 Key Investment Highlights